Exhibit 10.28.4

Executive Relocation Repayment Agreement

By signing this Executive Relocation Repayment Agreement (“Agreement”) below, Robert E. Bostrom (“Executive”), acknowledges that in order to ease the transition of any transfer or relocation required by Executive’s actual or anticipated employment with Pier 1 Services Company, its parent, or any of its subsidiaries or affiliates (collectively “Pier 1 Imports”), Pier 1 Imports, under the following terms and conditions, has agreed to pay Executive the sum of $100,000, less applicable taxes and other required withholdings, payable upon hire (the “Relocation Payment”).  In consideration of Pier 1 Imports’ payment of the Relocation Payment, Executive hereby agrees as follows:

If, within twelve (12) months of Executive’s start date, Executive’s employment with Pier 1 Imports is terminated by Pier 1 Imports for “Cause” or by Executive without “Good Reason” (as such terms are defined in the Executive Agreement between Executive and Pier 1 Imports, Inc. dated January 23, 2019), then Executive agrees that within ten (10) business days of the separation of his employment from Pier 1 Imports, Executive will repay the Relocation Payment on a pro-rated basis.  The pro-rated repayment amount will be the amount of the Relocation Payment less one twelfth (1/12) of the Relocation Payment multiplied by the number of full months that have elapsed since the Executive’s start date.  For example, if Executive’s employment with Pier 1 Imports is terminated by Pier 1 Imports for Cause or by Executive without Good Reason six months after his start date, Executive would reimburse Pier 1 Imports for fifty percent (50%) of the Relocation Payment. Executive further agrees that he will make his repayment to Pier 1 Imports in the form of a check or money order made payable to Pier 1 Services Company.

In the event Executive is obligated to repay or reimburse Pier 1 Imports for any portion of the Relocation Payment as provided in this Agreement, Executive authorizes Pier 1 Imports to deduct any portion of the Relocation Payment which he is obligated to repay or reimburse from any wages due and owing to him, including, but not limited to, his final paycheck.  Executive understands and agrees that, if such monies are not sufficient to repay the full amount he owes, Executive will remain obligated to reimburse or pay the balance to Pier 1 Imports.

Nothing in this Agreement will be construed as a commitment, guarantee, agreement, or understanding of any kind or nature that Pier 1 Imports will continue to employ Executive, nor will this Agreement affect in any way the right of Pier 1 Imports or Executive to terminate Executive’s employment at any time and for any reason, with or without Cause.  Executive acknowledges and agrees that he is an “at will” employee.

This Agreement was negotiated and entered into, at least in part, in the state of Texas and will be construed under the laws of the state of Texas without regard to conflicts or choice of law and venue will be brought exclusively in Tarrant County, Texas.

This Agreement is entered into and effective as of the date indicated below.

Executive:	Pier 1 Services Company,
By: Pier 1 Holdings, Inc.,
its managing trustee

/s/ Robert E. Bostrom	/s/ Christine C. Murray
Robert E. Bostrom	Christine C. Murray,
Senior V.P. – Human Resources and Chief
Human Resources Officer

1-23-19	1-24-19
Date:	Date: